Exhibit 99.1


                    Schnitzer Steel Completes Another
                           Successful Year


    PORTLAND, Ore.--(BUSINESS WIRE)--Oct. 29, 2007--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported net income for the fiscal fourth quarter and year ended August 31, 2007 of $38 million and $131 million, respectively, and earnings per diluted share of $1.28 for the quarter and $4.32 for the fiscal year. These results reflect record sales levels for the sixth consecutive year. The Company generated consolidated revenues of $2.6 billion for fiscal 2007, an increase of $718 million, or 39%, from $1.9 billion in fiscal 2006. All three of the Company's operating divisions exceeded previous highs in revenues on both a quarterly and annual basis. Excluding the unusual items from 2006 described below, operating income for the fiscal year increased 12%, and earnings per share increased 9% from the prior year.

    Fiscal 2007 net income compares to net income of $143 million, or $4.65 per diluted share, for fiscal 2006. Included in fiscal 2006 net income was a gain of $35 million (after tax) related to the disposition of the Hugo Neu joint venture assets. Additionally, net income in 2006 was reduced by charges of $15 million for reserves relating to the SEC and Department of Justice investigations into the Company's past payment practices in Asia. Excluding the gain from the disposition of joint venture assets and the charges for the investigation reserve, fiscal 2006 net income for the comparable period would have been $122 million, or $3.97 per diluted share.

    Fiscal 2007 fourth quarter net income compares to record net income of $50 million, or $1.62 per diluted share, during the fourth quarter of fiscal 2006. Net income in the fourth quarter of 2006 included a $1 million after-tax gain from the disposition of the Company's Hugo Neu joint venture assets. Excluding the gain, fourth quarter 2006 net income would have been $49 million, or $1.58 per diluted share. Fourth quarter 2007 net income declined compared to the third quarter of this year in large part due to the timing of certain SG&A expenses.



                      Fourth    Fourth    Third
(in millions, except   Quarter   Quarter  Quarter Fiscal    Fiscal
   per-share data)      2007      2006     2007    2007      2006
----------------------------------------------------------------------
Revenues              $     749 $     605 $   709 $ 2,572 $   1,855
----------------------------------------------------------------------
Operating Income      $      63 $      77 $    70 $   214 $     175(1)
----------------------------------------------------------------------
Net Income            $      38 $      50 $    44 $   131 $     143
----------------------------------------------------------------------
Diluted EPS           $    1.28 $    1.62 $  1.47 $  4.32 $    4.65
----------------------------------------------------------------------
Gain on Asset
 Disposition (net of
 tax)                        --         1      --      -- $      35
----------------------------------------------------------------------
Charge for
 Investigation
 Reserve                     --        --      --      --      ($15)
----------------------------------------------------------------------
Net Income excluding
 Gain on Asset
 Disposition and
 Charge for
 Investigation
 Reserve              $      38 $      49 $    44 $   131 $     122
----------------------------------------------------------------------
Diluted EPS excluding
 Gain on Asset
 Disposition and
 Charge for
 Investigation
 Reserve              $    1.28 $    1.58 $  1.47 $  4.32 $    3.97
----------------------------------------------------------------------

(1) Includes $15 million in charges related to SEC and Department of Justice investigations.


    "All three of our businesses performed well, as we concluded another very successful year," said John Carter, President and CEO. "At the beginning of the year we had expected solid annual increases in revenues and operating income, and we are pleased to have achieved those objectives. During the year we were able to leverage our global sales network and deep water port facilities to reach a diversified world-wide customer base and achieve record revenues. In addition, we continued to reinvest in our businesses through capital improvements and value creating acquisitions and returned money to our shareholders through the repurchase of 8% of our outstanding shares."

    "Looking forward, the positive macro-economic trends supporting our businesses, including global increases in steel consumption and strong demand for raw materials, remain in place. We believe the operational platform we have established will allow us to continue to take advantage of the positive environment in which we operate, and we remain committed to achieving further growth, both through additional acquisitions and organically through improved productivity and investments in technology."

    "During the year, we remained focused on our objectives of increasing throughput, lowering conversion costs and using technology to provide value to our customers," continued Tamara Lundgren, Executive Vice President and COO. "Ferrous and nonferrous sales volumes, steel products manufactured and scrapped vehicles purchased were all annual records. We saw operational improvements related to our investments in new equipment and infrastructure and our new shredders and sorting systems allowed us to produce a better quality of recycled metal for use in making steel. Our focus in these areas allowed us to overcome significant challenges related to higher raw material and transportation costs."

    Metals Recycling Business

    The Metals Recycling Business posted record quarterly and annual revenues as it continued to benefit from robust export markets for recycled metals while maintaining a high level of throughput at its processing facilities. Annual revenues increased 49% and operating income increased 30% over fiscal 2006.



($ in
 millions,
 except
 selling
 prices;
 ferrous
 volume in
 thousands of
 long tons,
 non-ferrous
 volumes in    Fourth    Fourth    Third
 millions of   Quarter   Quarter   Quarter     Fiscal       Fiscal
 pounds)        2007      2006      2007        2007         2006
----------------------------------------------------------------------
Total
 Revenues     $      616 $    487 $      587 $      2,089 $      1,407
----------------------------------------------------------------------
Ferrous
 Revenues     $      501 $    387 $      470 $      1,682 $      1,132
----------------------------------------------------------------------
Ferrous
 Volumes
 (Processing/
  Trading)     1,252/253  942/459  1,028/362  4,291/1,212  3,289/1,272
----------------------------------------------------------------------
Avg. Net
 Ferrous
 Sales Prices
 ($/LT)(1)
 (Processing/
  Trading)    $  287/298 $243/253 $  294/308 $    263/279 $    215/226
----------------------------------------------------------------------
Nonferrous
 Volumes             105       88        108          383          302
----------------------------------------------------------------------
Avg. Net
 Nonferrous
 Sales Prices
 ($/LB)(1)    $     1.04 $   1.08 $     1.05 $       1.02 $       0.87
----------------------------------------------------------------------
Operating
 Income (2)   $       46 $     62 $       55 $        166 $        128
----------------------------------------------------------------------
(1) Sales prices are shown net of freight
(2) Includes operating income from joint ventures


    Revenues from the Metals Recycling Business increased 5% over the third quarter of fiscal 2007 and 26% over the fourth quarter of 2006, driven by increased volumes and strong market pricing. Processed ferrous sales volumes were a record, increasing 22% quarter over quarter and 30% year over year. Nonferrous sales volumes were down slightly compared to the record third quarter 2007, which benefited from the sale of material which had accumulated during the installation and testing of the new megashredder,and were up 19% compared to the fourth quarter of 2006.

    As expected, processed ferrous average net selling prices declined slightly from the record levels in the third quarter while increasing 18% year over year. During the quarter, nonferrous prices also remained strong.

    Operating income for the quarter was its third highest since the separation of the Metals Recycling joint ventures with Hugo Neu in early 2006. Income in the fourth quarter of 2006 benefited from a combination of rising prices and falling inventory costs, while income in the third quarter of this year included the sale of the high margin nonferrous material described above. Compared to these periods, the Company also experienced higher conversion costs due to the installation of its fourth megashredder, at its Portland, Oregon export facility, and higher SG&A costs, primarily related to the recognition of FAS 123R expenses.

    Auto Parts Business

    The Auto Parts Business reported record quarterly and annual revenues and operating income approximately equal to its previous quarterly record Annual revenues were 22% higher than fiscal 2006.



                           Fourth  Fourth   Third
($ in millions, except     Quarter Quarter Quarter Fiscal    Fiscal
 locations)                 2007    2006    2007    2007      2006
----------------------------------------------------------------------
Revenues                     $  74 $     64 $   71 $    266 $      218
----------------------------------------------------------------------
Operating Income             $  10 $      9     10 $     29 $       28
----------------------------------------------------------------------
Locations (end of quarter)      52       51     52       52         51
----------------------------------------------------------------------


    Revenues for the Auto Parts Business increased 16% over the fourth quarter of 2006 and 4% from the third quarter of this year. The year over year increase was due to higher core and scrap revenues due to higher ferrous and nonferrous metals prices and increased volumes and higher parts sales in the Company's full-service operation. The increase on a quarter over quarter basis was primarily attributable to higher core and scrap revenues due to higher metals prices and increased volumes and higher full-service parts sales, offset by the impact of less favorable seasonal weather conditions on the Company's self-service admissions revenues and parts sales.

    Fourth quarter operating income increased 9% over the fourth quarter of 2006 and was flat compared to the record operating income in the third quarter of this year. The increased operating income compared to the fourth quarter of last year was primarily the result of improved full-service profitability, better performance at the self-service conversion stores and higher volumes and margins from scrap and core sales. Compared to the third quarter of this year, improved results in both the self-service conversion stores and the full-service operation offset lower margins on the sale of cores and scrapped vehicles and seasonally lower retail sales.

    Steel Manufacturing Business

    The Steel Manufacturing Business benefited from record revenues and posted its third highest ever quarterly operating income. Revenues for the full year were 10% higher than in fiscal 2006.



 ($ in millions, except   Fourth  Fourth    Third
 selling prices; volume  Quarter Quarter   Quarter    Fiscal   Fiscal
  in thousands of tons)    2007    2006     2007       2007     2006
----------------------------------------------------------------------
Revenues                  $   117 $   104 $      112 $     425 $   387
----------------------------------------------------------------------
Avg. Net Sales Prices
 ($/T)                    $   617 $   550 $      596 $     575 $   528
----------------------------------------------------------------------
Sales Volume                  184     181        182       713     703
----------------------------------------------------------------------
Operating Income          $    20 $    21 $       18 $      64 $    75
----------------------------------------------------------------------


    The market for steel products on the West Coast remained strong and average net sales prices of $617/ton were a record. Revenues for the Steel Manufacturing Business increased 4% from the third quarter of 2007 and 13% from the fourth quarter of 2006 driven by the higher prices. Average net sales prices increased $21/ton, or 4%, compared to the third quarter, and $67/ton, or 12% from the fourth quarter of 2006. Volumes were relatively flat on both a quarter over quarter and year over year basis.

    Operating income increased compared to the third quarter due to the higher sales prices which were only partially offset by higher raw material costs. Compared to the fourth quarter of 2006, operating income declined, as scrap and other raw materials used in the manufacture of steel increased more than net selling prices. Operating income in the fourth quarter of 2006 was the highest ever for the Steel Manufacturing Business.

    Share Repurchase:

    During the quarter, the Company repurchased one million shares of its Class 'A' common stock at an average cost of $53.75/share. During fiscal 2007, the Company repurchased 2.5 million shares, or approximately 8% of the total shares outstanding. Under the authority granted by its Board of Directors, the Company may repurchase an additional 2.2 million shares.

    Outlook

    The factors that may affect the Company's results in the first quarter of fiscal 2008 include:

    Metals Recycling Business:

    Pricing. The international markets for scrap metal are expected to remain strong and gross prices for ferrous scrap are expected to increase from the recently completed fourth quarter. Ocean-going freight costs are rising significantly and while prices for scrap have historically adjusted for increases in freight, the rapid rise in the cost of export shipments is expected to result in a slight decline in ferrous average net selling prices from the prices in the fourth quarter. Ferrous average net selling prices are expected to be significantly higher than the prices in the first quarter of 2007.

    The prices for nonferrous materials are expected to trend down slightly from the strong levels experienced in the fourth quarter and be comparable to the levels in the first quarter of last year.

    Sales volumes. Depending on the timing of shipments, first quarter ferrous scrap volumes in the processing business are expected to be between 1.1 million and 1.2 million tons, down slightly from the fourth quarter, but up significantly on a year over year basis. Nonferrous sales volumes are expected to decline approximately 10% from the recently completed fourth quarter, but increase 15-20% compared to the first quarter of 2007.

    Margins. The spread between export sales prices for recycled metals and the cost of purchasing materials is expected to narrow during the quarter primarily due to the increased cost of ocean- going freight. As a result, margins in the first quarter are expected to decline somewhat from the fourth quarter but remain well above the margins reported in the first quarter of 2007.

    Auto Parts Business:

    Revenues. Revenues are expected to increase on a year over year basis as a result of improved parts sales in both the full-service and self-service operations and increased scrap and core revenues due to higher volumes and prices for recycled metals. Compared to the recently completed fourth quarter, revenues should be level to slightly down as normal seasonal improvements in self-service parts sales should be offset by lower scrap and core volumes and seasonal declines in full-service parts sales.

    Margins. Margins in the first quarter are expected to improve from the first quarter of 2007 due to the higher parts sales and an improvement in the spread between core and scrap sales and the cost of scrapped vehicles. Compared to the fourth quarter, margins are expected to decline due to lower parts sales in the full-service operation and lower core yields.

    Steel Manufacturing Business:

    Pricing. Demand for steel products is expected to remain good but soften from the fourth quarter. Based on current market conditions, the average net sales prices during the quarter are expected to decline slightly from the record prices realized in the recently completed fourth quarter, but remain significantly higher than prices realized in the first quarter of 2007.

    Sales Volumes. Sales volumes during the quarter are expected to decline from the volumes shipped during the fourth quarter and approximate the volumes shipped during the first quarter of 2007.

    Margins. Operating margins are expected to decline on both a quarter over quarter and year over year basis as the cost of scrap and other raw materials continues to increase while sales prices decline slightly.

    Fourth Quarter 2007 Conference Call

    A conference call to discuss results will be held today, October 29, 2007, at 11:30 a.m. EDT, hosted by John Carter, President and Chief Executive Officer, and Greg Witherspoon, Chief Financial Officer. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

    Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 34 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company's vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 35 self-service facilities and 17 full-service facilities located in 14 states and in western Canada. With an annual production capacity of over 750,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 102nd year of operations in fiscal 2008.

    This news release includes four non-GAAP financial measures: net income and net income per diluted share excluding a charge for investigation reserve and net income and net income per diluted share excluding a gain on disposition of joint venture assets and charge for investigation reserve. Management believes that by excluding the impact of the gain and the charge for the investigation reserve, these measures allow for better comparisons with the current period and provide a better insight into the Company's operating performance.

    This news release, particularly the Outlook section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business and statements as to expected pricing, sales volume, operating margin and operating income. Such statements can generally be identified because they contain expect, believe, anticipate, estimate and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; loss of key personnel; the inability to complete expected large scrap export shipments in the current quarter; business integration issues relating to acquisitions of businesses; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent annual report on Form 10-K or quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.



                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                             (Unaudited)

                For the Three Months Ended For the Twelve Months Ended
                -------------------------- ---------------------------
                  August 31,    August 31,   August 31,    August 31,
                     2007          2006         2007          2006
                --------------- ---------- --------------- -----------

REVENUES:

Metals Recycling
 Business:
 Ferrous sales:
  Processing    $      416,806  $ 258,738     $ 1,300,787  $  801,223
  Trading               84,560    128,697         381,066     330,296
 Nonferrous
  sales                111,125     96,341         395,737     266,773
 Other sales             3,185      3,464          11,681       8,491
                --------------- ---------- --------------- -----------
  Total sales          615,676    487,240       2,089,271   1,406,783

Auto Parts
 Business               74,322     63,989         266,354     218,130
Steel
 Manufacturing
 Business              117,101    103,867         424,550     386,610
Intercompany
 sales
 eliminations          (58,579)   (50,470)       (207,910)   (156,808)
                --------------- ---------- --------------- -----------
  Total         $      748,520  $ 604,626     $ 2,572,265  $1,854,715
                =============== ========== =============== ===========


INCOME (LOSS) FROM OPERATIONS:

Metals Recycling
 Business:
  Processing    $       46,935  $  59,556     $   164,964  $  125,559
  Trading                 (897)     2,093             635       2,130
Auto Parts
 Business               10,028      9,195          29,050      28,334
Steel
 Manufacturing
 Business               19,520     21,424          64,355      74,791
Corporate
 expense               (14,218)   (14,420)        (45,684)    (55,693)
Intercompany
 eliminations            1,585     (1,197)            243         (57)

                --------------- ---------- --------------- -----------
  Total         $       62,953  $  76,651     $   213,563  $  175,064
                =============== ========== =============== ===========



NET INCOME      $       37,976  $  50,215     $   131,334  $  143,068
                =============== ========== =============== ===========

BASIC EARNINGS
 PER SHARE      $         1.29  $    1.63     $      4.38  $     4.68
                =============== ========== =============== ===========

DILUTED EARNINGS
 PER SHARE      $         1.28  $    1.62     $      4.32  $     4.65
                =============== ========== =============== ===========

SHARE
 INFORMATION
 (THOUSANDS):
  Basic shares
   outstanding          29,388     30,754          29,997      30,597
                =============== ========== =============== ===========

  Diluted shares
   outstanding          29,781     30,927          30,400      30,796
                =============== ========== =============== ===========




                   SCHNITZER STEEL INDUSTRIES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)
                             (Unaudited)

               For the Three Months Ended For the Twelve Months Ended
               -------------------------- ----------------------------
                August 31,    August 31,    August 31,     August 31,
                   2007          2006          2007           2006
               ------------- ------------ --------------- ------------


 Revenues      $    748,520  $   604,626  $    2,572,265  $ 1,854,715
               ------------- ------------ --------------- ------------


Cost of goods
 sold               634,052      485,816       2,178,113    1,526,990
Selling,
 general and
 administrative      53,219       43,657         186,030      156,862
(Income) from
 joint ventures      (1,704)      (1,498)         (5,441)      (4,201)
               ------------- ------------ --------------- ------------

 Operating
  income             62,953       76,651         213,563      175,064

 Other income
  (expense):
 Interest
  expense            (1,994)      (1,635)         (8,213)      (3,498)
 Other income
  (expense),
  net                 1,021        1,990           3,615       60,123
               ------------- ------------ --------------- ------------
                       (973)         355          (4,598)      56,625
               ------------- ------------ --------------- ------------


 Income before
  income taxes
  and minority
  interests          61,980       77,006         208,965      231,689

 Income tax
  expense           (23,366)     (26,171)        (75,333)     (86,871)
               ------------- ------------ --------------- ------------

 Income before
  minority
  interests and
  pre-
  acquisition
  interests          38,614       50,835         133,632      144,818

 Minority
  interests,
  net of tax           (638)        (620)         (2,298)      (1,934)

 Pre-
  acquisition
  interests,
  net of tax              -            -               -          184
               ------------- ------------ --------------- ------------
 Net income    $     37,976  $    50,215  $      131,334  $   143,068
               ============= ============ =============== ============


 Basic earnings
  per share    $       1.29  $      1.63  $         4.38  $      4.68
               ============= ============ =============== ============

 Diluted
  earnings per
  share        $       1.28  $      1.62  $         4.32  $      4.65
               ============= ============ =============== ============




Schnitzer Steel Industries, Inc.
Selected Operating Statistics
(Unaudited)

                                                              Total
                 Q1 FY07    Q2 FY07    Q3 FY07    Q4 FY07     FY07
                ------------------------------------------------------
Metals Recycling
 Business
  Ferrous
   Recycled
   Metal Sales
   Prices
   ($/LT)(1)
    Domestic    $      219 $      233 $      293 $      273 $      256
    Exports            230        238        295        292        266
     Total
      Processing       226        237        294        287        263
    Trading            252        257        308        298        279

  Ferrous
   Processing
   Sales Volume
   (LT)(2)(3)
   Cascade         191,090    151,383    185,281    176,768    704,522
   Domestic        155,970    174,752    199,587    191,250    721,559
   Export          521,200    816,683    643,031    884,104  2,865,018
                ------------------------------------------------------
    Total
     Processed     868,260  1,142,818  1,027,899  1,252,122  4,291,099
                ------------------------------------------------------

  Ferrous
   Trading Sales
   Volume
   (LT)(3)
    Trading        320,018    276,220    362,305    253,281  1,211,824

                ------------------------------------------------------
  Total Ferrous
   Sales Volume
   (LT)(2)(3)    1,188,278  1,419,038  1,390,204  1,505,403  5,502,923
                ======================================================

  Nonferrous
   Sales Volume
   (pounds, in
   thousands)(3)    79,729     90,140    108,149    105,068    383,086


Steel
 Manufacturing
 Business
  Sales Prices
   ($/NT)(1)(2)
    Average     $      546 $      536 $      596 $      617 $      575

  Sales Volume
   (NT)
    Rebar           98,491    111,136    125,515    116,482    451,624
    Coiled
     Products       51,823     50,134     40,407     50,483    192,847
    Merchant Bar
     and Other      19,281     16,031     16,505     16,670     68,487
                ------------------------------------------------------
     Total         169,595    177,301    182,427    183,635    712,958
                ======================================================

Auto Parts
 Business
  Number of
   self-service
   locations at
   end of
   quarter              35         35         35         35         35
  Number of
   full-service
   sites at end
   of quarter
   (4)                  17         17         17         17         17


                                                              Total
                  Q1 FY06   Q2 FY06    Q3 FY06    Q4 FY06     FY06
                  ----------------------------------------------------
Metals Recycling
 Business
  Ferrous Recycled
   Metal Sales
   Prices
   ($/LT)(1)
    Domestic      $    207 $      203 $      215 $      238 $      217
    Exports            204        196        206        245        214
     Total
      Processing       205        198        210        243        215
    Trading            216        178        222        253        226

  Ferrous
   Processing
   Sales Volume
   (LT)(2)(3)
   Cascade         154,096    148,036    174,833    190,971    667,936
   Domestic         58,343    158,177    176,339    130,164    523,023
   Export          336,712    605,386    534,966    621,182  2,098,246
                  ----------------------------------------------------
    Total
     Processed     549,151    911,599    886,138    942,317  3,289,205
                  ----------------------------------------------------

  Ferrous Trading
   Sales Volume
   (LT)(3)
    Trading        306,716    154,387    351,173    459,323  1,271,599

                  ----------------------------------------------------
  Total Ferrous
   Sales Volume
   (LT)(2)(3)      855,867  1,065,986  1,237,311  1,401,640  4,560,804
                  ====================================================

  Nonferrous Sales
   Volume (pounds,
   in
   thousands)(3)    50,035     71,800     91,610     88,165    301,610


Steel
 Manufacturing
 Business
  Sales Prices
   ($/NT)(1)(2)
    Average       $    517 $      521 $      522 $      550 $      528

  Sales Volume
   (NT)
    Rebar           98,101     89,114    103,623     98,765    389,603
    Coiled
     Products       48,716     57,061     66,093     61,504    233,374
    Merchant Bar
     and Other      19,241     18,540     20,783     21,188     79,752
                  ----------------------------------------------------
     Total         166,058    164,715    190,499    181,457    702,729
                  ====================================================

Auto Parts
 Business
  Number of self-
   service
   locations at
   end of quarter       30         31         32         34         34
  Number of full-
   service sites
   at end of
   quarter (4)          19         18         18         17         17


(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Includes sales to the Steel Manufacturing Business for all quarters.
(3) The Company elected to consolidate results of the businesses formed from the Hugo Neu Corporation separation agreement and Regional Recycling as though the transactions had occurred at the beginning of the fiscal year.
(4) Reflects the addition of Greenleaf Auto Recyclers to the Auto Parts Business in the first quarter of 2006.




                   SCHNITZER STEEL INDUSTRIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
         (Unaudited, in thousands, except per share amounts)


                                      August 31, 2007  August 31, 2006
                                     ---------------- ----------------
               Assets
-------------------------------------
Current assets:
 Cash and cash equivalents           $         13,410 $         33,081
 Accounts receivable, net                     170,212          118,839
 Inventories                                  258,568          263,583
 Other current assets                          19,286           23,241
                                     ---------------- ----------------
   Total current assets                       461,476          438,744

Property, plant and equipment, net            383,910          312,907
                                              306,028
Goodwill and other assets                                      293,073
                                     ---------------- ----------------

   Total assets                      $      1,151,414 $      1,044,724
                                     ================ ================

Liabilities and Shareholders' Equity
-------------------------------------
Current liabilities:
 Short-term borrowings               $         20,275 $            100
 Other current liabilities                    171,914          151,038
                                     ---------------- ----------------
   Total current liabilities                  192,189          151,138


Long-term debt                                124,079          102,829

Other long-term liabilities                    64,709           51,525

Minority interests                              5,373            5,133

Shareholders' equity                          765,064          734,099
                                     ---------------- ----------------

   Total liabilities and
    shareholders' equity             $      1,151,414 $      1,044,724
                                     ================ ================



    CONTACT: Schnitzer Steel Industries, Inc.
             Rob Stone, Investor Relations, 503-224-9900
             Tom Zelenka, Press Relations, 503-323-2821 www.schnitzersteel.com ir@schn.com